Exhibit 10.7

Summit Materials, Inc.

RESTRICTED LP UNIT AGREEMENT

THIS RESTRICTED LP UNIT AGREEMENT (the “Agreement”), is made effective as of the date set forth on the signature page (the “Signature Page”) attached hereto, between Summit Materials, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), Summit Materials Holdings L.P., a Delaware limited partnership (the “Partnership”), and the participant identified on the Signature Page attached hereto (the “Participant”).

R E C I T A L S:

WHEREAS, the Participant holds a number of Class D-1 Interests and Class D-2 Interests (the “Interests”) of the Partnership specified on the signature page hereto, which Interests were issued pursuant to one or more Management Subscription Agreements (collectively, the “Subscription Agreements”);

WHEREAS, pursuant to an IPO Reorganization Agreement, a reorganization of the various classes of interests of the Partnership (the “Reclassification”), was or will be effected on or about the pricing of the initial public offering (the “IPO”) of the Class A common stock of the Company (the “Summit Shares”, the date of such Reclassification, the “Date of Grant”); and

WHEREAS, as of the Reclassification, the Interests will cease to be issued and outstanding and the Participant will hold LP Units with an equivalent value based on the IPO Price (as defined below), on the terms described herein and otherwise subject to the terms of the Summit Materials, Inc. 2015 Omnibus Incentive Plan (the “Plan”) (and capitalized terms used and not defined herein shall have the meaning ascribed to such terms in the Plan).

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. LP Units.

(a) The LP Units.

(i) Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement and effective as of the Reclassification, the Company and the Partnership will cause the Interests to be reclassified as the number of vested LP Units (“Vested LP Units”) and unvested LP Units (the “Unvested LP Units”) to be specified by the General Partner of the Partnership (or its authorized designee, the “Committee”) on the Signature Page hereto (the Vested LP Units and Unvested LP Units collectively, the “LP Units”).

(ii) The number of LP Units shall be calculated by the Committee in its sole discretion, such that the intrinsic value of all such LP Units (calculated based on the price at which Summit Shares are sold in the Company’s initial public offering (the “IPO Price”), the number of such Interests held by the Participant prior to the Reclassification, and the relative rights and priorities applicable to the Interests under the Partnership’s organizational documents immediately prior to the Reclassification) is equal to the

LP Unit Agreement

intrinsic value of all such LP Units using the IPO Price, in each case as calculated by the Committee. Any fractional Vested LP Units or Unvested LP Units will be canceled for no consideration.

(b) Stock Options. Effective as of and in connection with the Reclassification, the Company will grant options to acquire Summit Shares (“Options”) to the Participant, pursuant to a Nonqualified Stock Option Agreement, in a number and on such terms as determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

(c) Vesting. The Vested LP Units shall not be subject to any vesting conditions. The Unvested LP Units shall vest and become nonforfeitable Vested LP Units in accordance with Schedule I attached hereto. If Participant’s employment with the Company and its subsidiaries is terminated at any time, all Unvested LP Units shall automatically and immediately be forfeited and canceled (after giving effect to any acceleration of vesting or other terms set forth in Schedule I attached hereto).

(d) Section 83(b) Election. Within 10 days after the Reclassification, the Participant shall provide the Company with a copy of a completed election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder in the form of Exhibit A attached hereto. The Participant shall timely (within 30 days) file (via certified mail, return receipt requested) such election with the Internal Revenue Service, and thereafter shall certify to the Company that the Participant has made such timely filing and furnish a copy of such filing to the Company. The Participant should consult his or her tax advisor regarding the consequences of a Section 83(b) election, as well as the receipt, vesting, holding and sale of the LP Units. Participant agrees to properly execute and provide to the Partnership in a timely manner any tax documentation that may be reasonably required by the Partnership, including any tax forms relating to a “consent dividend” (as defined in Section 565 of the Code) or a power of attorney relating to such consent dividends.

(e) Participant acknowledges that the LP Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any other state or foreign securities law, and accordingly, may not be offered, sold or transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption therefrom and in compliance with the Fourth Amended and Restated Limited Partnership Agreement of the Partnership as it may be amended from time to time (the “LP Agreement”). By executing this Agreement, Participant shall be deemed to have also executed and become a party to, as a “Holder”, the Exchange Agreement substantially in the form attached as Exhibit B (the “Exchange Agreement”), pursuant to which LP Units will be exchangeable into Summit Shares from time to time (in accordance with the terms of the Exchange Agreement). Moreover, the Company hereby agrees to use commercially reasonable efforts to file and cause to become effective a registration statement with the Securities and Exchange Commission that will permit Participant (subject to any limitations to which Participant may be subject as an “affiliate” of Summit) to freely resell any Summit Shares received upon any exchange under the Exchange Agreement.

2. Prior Agreements; Restrictive Covenants.

(a) Restrictive Covenants. Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees, in

LP Unit Agreement

his capacity as an investor and equityholder in the Company and its Affiliates, to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”). Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Appendix A would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement or any other agreement between the Company and its Affiliates, on the one hand, and Participant and Participant’s Affiliates, on the other, and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or other equitable remedy which may then be available. For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates. For purposes of this Agreement, “Restrictive Covenant Violation” means the Participant’s breach of any of the Restrictive Covenants or any similar provision applicable to the Participant.

(b) Repayment of Proceeds. Notwithstanding any provision of Section 15(u) of the Plan to the contrary, in the event of a Restrictive Covenant Violation or the Company discovers after a termination of employment that grounds for a termination of employment with Cause existed at the time thereof, then Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10 business days of the Company’s request to Participant therefor, an amount equal to the excess, if any, of (i) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Participant received (A) upon the sale or other disposition of, or distributions in respect of the LP Units issued hereunder (and any Summit Shares received in exchange for such LP Units), and (B) upon the exercise of any stock options issued in connection with, the Reclassification, over (ii) the aggregate Cost of such LP Units, Summit Shares, or stock options. For purposes of this Agreement, “Cost” means, in respect of any LP Unit or Summit Share, the amount paid by Participant for the Interests that were converted into such LP Unit or Summit Share, as proportionately adjusted for all subsequent distributions on the LP Unit or Summit Share and other recapitalizations; provided that Cost may not be less than zero. Any reference in this Agreement to grounds existing for a termination of employment with Cause shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to finding of or termination with, Cause. Without limiting the foregoing, the LP Units shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law.

3. Book Entry; Certificates. The Company shall recognize the Participant’s ownership of LP Units through uncertificated book entry. If elected by the Company, certificates evidencing the LP Units may be issued by the Company and any such certificates shall be registered in the Participant’s name on the stock transfer books of the Company promptly after the date hereof, but shall remain in the physical custody of the Company or its designee at all times prior to the later of (x) the vesting of Unvested LP Units pursuant to this Agreement and (y) the expiration of any transfer restrictions set forth in this Agreement or otherwise applicable to the LP Units. As soon as practicable following such time, any certificates for the LP Units shall be delivered to the Participant or to the Participant’s legal guardian or representative along with the

LP Unit Agreement

stock powers relating thereto. No certificates shall be issued for fractional LP Units. To the extent required by the Company, the Participant shall deliver to the Company a stock power, duly endorsed in blank, relating to the LP Units that have not previously vested. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates (if any) to the Participant, any loss by the Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

4. Rights as a Limited Partner. The Participant shall be the record owner of the LP Units until or unless such LP Units are forfeited pursuant to the terms of this Agreement or are transferred in accordance with the Partnership Agreement, and as record owner shall be entitled to all rights of a holder of units of limited partner interests in the Partnership, including, without limitation, any voting rights with respect to the Unvested LP Units and rights to dividends or other distributions that are expressly provided for by the LP Agreement; provided that (a) any cash or in kind dividends or distributions paid with respect of any Unvested LP Unit shall be accumulated by the Partnership and shall be paid to the Participant only when, and if, such LP Unit shall become vested pursuant to the terms of this Agreement, and (b) the LP Units shall be subject to the limitations on transfer and encumbrance set forth in Section 7 hereof and in the LP Agreement.

5. Legend. To the extent applicable, all book entries (or certificates, if any) representing the LP Units delivered to the Participant as contemplated by Section 3 above shall be subject to the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such LP Units are listed, and any applicable Federal or state laws, and the Company may cause notations to be made next to the book entries (or a legend or legends put on certificates, if any) to make appropriate reference to such restrictions. Any such book entry notations (or legends on certificates, if any) shall include a description to the effect of the restrictions set forth in Sections 1 and 7 hereof.

6. No Right to Continued Employment. Neither the Plan nor this Agreement nor the Participant’s receipt of the LP Units hereunder shall impose any obligation on the Company or any Affiliate to continue any employment or engagement of any Participant. Further, the Company or any Affiliate (as applicable) may at any time terminate the employment or engagement of such Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.

7. Assignment Restrictions; Lock-up.

(a) The Unvested LP Units may not, at any time prior to becoming vested pursuant to the terms of this Agreement, be Assigned (and any such purported Assignment shall be void and unenforceable against the Company or any Affiliate), except that (i) Vested LP Units may, subject to the following provisions, be exchanged for Summit Shares pursuant to the Exchange Agreement and (ii) LP Units may be transferred in accordance with Section 7(b) below and the LP Agreement. Unvested LP Units may not, at any time prior to becoming vested pursuant to the terms of this Agreement, be exchanged; provided that the designation of a beneficiary shall not constitute an Assignment.

(b) Prior to the transfer of LP Units to a Permitted Transferee, Participant shall deliver to the Partnership a written agreement of the proposed transfer (i) evidencing such Person’s

LP Unit Agreement

undertaking to be bound by the terms of this Agreement and the LP Agreement and (ii) acknowledging that the LP Units transferred to such Person will continue to be LP Units for purposes of this Agreement in the hands of such Person. Any transfer or attempted transfer of LP Units in violation of any provision of this Agreement or the LP Agreement shall be void, and the Participant shall not record such transfer on its books or treat any purported transferee of such LP Units as the owner of such LP Units for any purpose.

(c) Participant further hereby agrees that Participant shall, without further action on the part of Participant, be bound by the provisions of the lock-up letter executed by the executive officers and directors of the Company to the same extent as if Participant had directly executed such lock-up letter himself or herself. Such lock-up letter will provide that Participant shall not, subject to specified exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Summit Shares, or any options or warrants to purchase any Summit Shares, or any securities convertible into, exchangeable for or that represent the right to receive Summit Shares, whether now owned or hereinafter acquired during the period from the date of the final prospectus relating to the IPO and continuing through the date 180 days after the date of such prospectus, except with the prior written consent of the representatives of the underwriters for the IPO. The 180-day restricted period described in the preceding sentence will be automatically extended if: (1) during the last 17 days of the 180-day lock-up period referred to above, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the 180-day lock-up period, the Company announces that it will release earnings results or becomes aware of a material event occurring during the 15-day period beginning on the last day of the 180-day lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the representatives of the underwriters for the IPO waive such extension.

8. Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the LP Units, their grant or vesting or any payment or transfer with respect to the LP Units at the minimum applicable statutory rates, and to take such action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

9. Securities Laws; Cooperation. Upon the vesting of any Unvested LP Units, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws, the Plan or with this Agreement. Participant further agrees to cooperate with the Company in taking any action reasonably necessary or advisable to consummate the transactions contemplated by this Agreement.

LP Unit Agreement

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed as set forth in the LP Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

11. Choice of Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction specified in the LP Agreement. The Participant and the Company hereby irrevocably waives (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in any jurisdiction specified in the LP Agreement, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

12. LP Units Subject to Plan; Amendment. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The LP Units granted hereunder are not issued pursuant to the Plan, but shall be subject to all the terms and conditions set forth in the Plan, as though the LP Units were issued as LP Units under the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference mutatis mutandis. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Agreement will govern and prevail. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of the participant hereunder without the consent of the Participant. Notwithstanding anything in this Agreement or the Plan to the contrary, the Company may amend and update the number of LP Units in the Schedule set forth on the Signature Page hereto prior to or following the effective date of the IPO based on the IPO Price.

13. Other Awards. Subject to Section 2, this Agreement, together with any other equity grants received in connection with the Reclassification and the IPO, are in replacement of, and supersede in all respects, the Interests.

14. Award Administrator. The Partnership and/or the Company may from time to time designate a third party (an “Award Administrator”) to assist the Partnership and/or the Company in the implementation, administration and management of the LP Units subject to this Agreement.

15. Data Privacy Consent. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Participant’s employer or contracting party (the “Employer”) and the Company for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company may hold

LP Unit Agreement

certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, work location and phone number, date of birth, social insurance number or other identification number, salary, nationality, job title, hire date, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”). The Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, now or in the future, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status or service and career with the Employer will not be adversely affected; the only consequence of the Participant’s refusing or withdrawing the Participant’s consent is that the Company would not be able to grant Options or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

[Signatures on next page.]

IN WITNESS WHEREOF, the Participant acknowledges and accepts the terms of this Agreement which shall be effective as of the date set forth below and countersignature by the Company.

Participant

Name (printed):
Dated:

[Signature Page - Replacement Award for Units of Summit Materials Holdings, L.P.]

Agreement acknowledged and confirmed:

SUMMIT MATERIALS HOLDINGS L.P.	SUMMIT MATERIALS, INC.

By:	By:
Name: Title: Authorized Signatory	Name: Title: Authorized Signatory

SUMMIT MATERIALS HOLDINGS GP, LTD., as current general partner of Summit Materials Holdings L.P.	SUMMIT OWNER HOLDCO, LLC, as interim general partner of Summit Materials Holdings L.P.

By: Summit Materials Holdings GP, Ltd., its managing member
Name: Title: Authorized Signatory	Name: Title: Authorized Signatory

SUMMIT MATERIALS, INC., as new general partner of Summit Materials Holdings L.P.

By:
Name: Title: Authorized Signatory

Schedule

Name:

Vesting Start Date for Time-Vesting LP Units:

Date of Grant:

Pre-Reclassification			Post-Reclassification
	Vested Interests (#)	Unvested Interests (#)	Vested LP Units (#)	Unvested LP Units (#)
Class D-1 Time Vesting Interests
Class D-1 Performance Vesting Interests
Class D-2 Performance Vesting Interests
Total

Total Unvested Units:

Time-Vesting Unvested LP Units:

1.75x MOIC Performance-Vesting Unvested LP Units:

3.00x MOIC Performance-Vesting Unvested LP Units:

Summit Materials, Inc.

Schedule I-1

Schedule I

Vesting Terms

1. Time-Based Vesting LP Units.

(a) With regard to the LP Units granted hereunder and designated “Time-Vesting Unvested LP Units” on the signature page attached hereto, so long as the Participant’s employment with the Company and its Affiliates has not been terminated (the “Termination Date”), [20% of the Time-Vesting Unvested LP Units shall become vested on the first anniversary of the Vesting Start Date, and an additional 1.667% of the Time-Vesting Unvested LP Units shall become vested on the last day of each month following such date] [ [            ] Time-Vesting Unvested LP Units shall become vested on the last day of each month following the Date of Grant], such that the Time-Vesting Interests will be fully vested on the fifth anniversary of the Vesting Start Date.

(b) Notwithstanding the foregoing, immediately prior to, and following, the occurrence of a change of control that occurs prior to the Participant’s Termination Date, 100% of the Time-Vesting Unvested LP Units that are Unvested LP Units shall become Vested LP Units.

2. Performance-Based Vesting LP Units.

(a) 1.75X MOIC-Vesting Terms. At any time prior to June 30, 2020 that the Sponsor shall have received aggregate cash proceeds and/or has distributed to its limited partners marketable securities (in each case, not subject to any clawback, indemnity or similar contractual obligation) in respect of its LP Units in the Partnership equal to, or in the case of marketable securities having a fair market value equal to, at least 175% of its aggregate Capital Contributions (as defined in the LP Agreement) in respect of such Units (the “1.75X Hurdle”), then all of the 1.75x MOIC Performance-Vesting Unvested LP Units shall become Vested LP Units.

(b) 3.00X MOIC-Vesting Terms. At any time prior to June 30, 2020 that the Sponsor shall have received aggregate cash proceeds and/or has distributed to its limited partners marketable securities (in each case, not subject to any clawback, indemnity or similar contractual obligation) in respect of its Units in the Partnership equal to, or in the case of marketable securities having a fair market value equal to, at least 300% of its aggregate Capital Contributions in respect of such Units (the “3.00X Hurdle”), then all of the 3.00x MOIC Performance-Vesting Unvested LP Units shall become Vested LP Units.

3. Forfeiture Upon Termination of Employment.

(a) Any Time-Vesting Unvested LP Units that are Unvested LP Units on a Termination Date shall be immediately forfeited by the Participant.

(b) Any 1.75x MOIC Performance-Vesting Unvested LP Units and 3.00x MOIC Performance-Vesting Unvested LP Units (collectively, “Performance-Vesting LP Units”) that are Unvested LP Units on a Termination Date shall be immediately forfeited by the Participant; provided, however, that in the event a transaction closes before earlier of the Termination Date or June 30, 2020 and a portion of the proceeds are subject to any clawback, indemnity or similar obligation, then the Performance-Vesting LP Units that are Unvested LP Units shall remain

Summit Materials, Inc.

Schedule I-2

subject to additional vesting following such date until the effect of any clawback, indemnity or similar contractual obligation is finally determined (and shall vest at the time of such final determination if the relevant hurdle is met); provided, further, that if the Participant is terminated without Cause or if the Participant has entered into a written employment agreement with the Company that includes a definition of “good reason” or “constructive termination,” if the Participant resigns for “good reason” or “constructive termination” (as defined in such written employment agreement) within 12 months preceding a Change in Control, any Performance-Vesting LP Units that would have vested in connection with such Change in Control shall be restored and shall be eligible to vest based on the terms hereof.

Summit Materials, Inc.

Appendix A-1

Appendix A

Restrictive Covenants

1. Confidentiality; Non-Compete; Non-Solicit; Non-Disparagement.

(a) For the purposes of this Appendix A, any reference to the “Company” shall mean the Company and its Subsidiaries and Affiliates, collectively. In view of the fact that Participant’s work for the Company brings Participant into close contact with many confidential affairs of the Company not readily available to the public, and plans for further developments, Participant agrees:

(i) Participant will not at any time (whether during or after Participant’s Employment with the Company): (x) retain or use for the benefit, purposes or account of Participant or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information – including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board, except as specifically necessary during the term of Participant’s Employment in order to perform the duties of his or her position and in the best interests of the Company.

(ii) “Confidential Information” shall not include any information that is: (a) generally known to the industry or the public other than as a result of Participant’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Participant by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, Participant will not disclose to anyone, other than Participant’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Participant may disclose to any prospective future employer the provisions of Section (b) of this Appendix provided they agree to maintain the confidentiality of such terms.

(iv) Upon termination of Participant’s Employment with the Company for any reason, Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source

Summit Materials, Inc.

Appendix A-2

indicator) owned or used by the Company, its Subsidiaries or Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Participant’s possession or control (including any of the foregoing stored or located in Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its Affiliates and Subsidiaries, except that Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Participant is or becomes aware.

(b) Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

(i) Participant will not, within twelve months following the termination of Participant’s Employment with the Company or such shorter time as provided in Section 1(b)(iv) (the “Post-Termination Period”) or during Participant’s Employment (collectively with the Post-Termination Period, the “Restricted Period”):

(A) engage in any business involved, either directly or indirectly, in (x) the acquisition of companies primarily engaged in the U.S. and Canadian aggregates and related downstream product sectors (including, but not limited to, asphalt, paving, cement, concrete and concrete products) (any such company, a “Business”) or (y) the operation of any Business (any such business as described in subclauses (x) or (y), a “Competitive Business”).

(B) enter the employ of, or render any services to, any person (or any division or controlled or controlling affiliate of any person) who or which engages in a Competitive Business;

(C) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its Affiliates and customers, clients, suppliers, partners, members, investors or acquisition targets.

(ii) During the Restricted Period, Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any person, directly or indirectly:

(A) solicit or encourage any employee of the Company or its Affiliates to leave the Employment of the Company or its Affiliates; or

Summit Materials, Inc.

Appendix A-3

(B) hire any such employee who was employed by the Company or its Affiliates as of the date of Participant’s termination of Employment with the Company or who left the Employment of the Company or its Affiliates coincident with, or within one year prior to or after, the termination of Participant’s Employment with the Company.

(iii) During the Restricted Period, Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any person, directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

(A) with whom Participant had personal contact or dealings on behalf of the Company during the one-year period preceding Participant’s termination of Employment;

(B) with whom employees reporting to Participant have had personal contact or dealings on behalf of the Company during the one year immediately preceding Participant’s termination of Employment; or

(C) for whom Participant had direct or indirect responsibility during the one year immediately preceding Participant’s termination of Employment.

Notwithstanding anything to the contrary in this Agreement, Participant may, directly or indirectly own, solely as an investment, securities of any person which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Participant (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

(c) During the Restricted Period, Participant will not, directly or indirectly, solicit or encourage to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates.

(d) Participant will not, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon the Company or its Affiliates, or that is or reasonably would be expected to be damaging to the reputation of the Company or its Affiliates.

(e) It is expressly understood and agreed that although Participant and the Company consider the restrictions contained in this Appendix A to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Participant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Summit Materials, Inc.

Appendix A-4

(f) The period of time during which the provisions of this Appendix A shall be in effect shall be extended by the length of time during which Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

2. Specific Performance; Survival.

(a) Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Appendix A would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to suspend making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

(b) The provisions of this Appendix A shall survive the termination of Participant’s Employment for any reason.

Exhibit A

Section 83(b) Election

[Separately Attached]

Exhibit B

Form of Exchange Agreement

[Separately Attached]